Exhibit 99

Investor News	NYSE:PEG

For further information, contact:

• Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
• Carlotta Chan, Manager – Investor Relations	Phone: 973-430-6596

December 4, 2012

PSEG ESTIMATES THE UTILITY’S COST OF

SUPERSTORM SANDY RESTORATION

Company Maintains 2012 Operating Earnings Guidance of $2.25 – $2.50 Per Share

PSEG estimates that the cost associated with the restoration of PSE&G’s distribution and transmission system following the impact of Superstorm Sandy and the subsequent Nor’easter as approximately $250 – $300 million.

Superstorm Sandy left 1.7 million of our electric customers without power during the course of the storm and caused severe damage to our transmission and distribution system throughout our service territory as well as to some of our generation infrastructure in the northern part of New Jersey.

Superstorm Sandy’s strong winds and heavy rainfall resulted in a storm surge which caused the Hudson, Hackensack and Passaic rivers to overflow causing damage to switching stations, substations and generating infrastructure.

Over the two-week period following the storm, including the Nor’easter, we restored power to more customers than in any other storm in our history. We brought in 1,000 out-of-state line workers and tree trimmers in preparation for the storm and that number grew to more than 4,000 at the height of the restoration. As part of the storm restoration process, approximately 48,000 trees were removed or trimmed and we replaced/repaired over 2,400 utility poles.

Crews have continued working to make repairs permanent and return the system to its normal design. At the same time, we are analyzing the best ways to protect the system from this type of storm in the future.

The estimated cost of restoration of $250 – $300 million associated with Superstorm Sandy includes both expenses and capital related to the restoration, and the Company expects at least 85% of those costs to be deferred or capitalized for future distribution or transmission recovery. The estimate does not include potential future costs to permanently repair PSE&G’s damaged infrastructure or to modify the infrastructure to reduce the risk of damage of future storms.

PSEG continues to forecast operating earnings for 2012 of $2.25 – $2.50 per share. The forecast recognizes the impact of storm-related costs to be expensed at PSE&G. However,

storm-related expenses at Power, which are still being assessed, will be treated as one-time in nature and excluded from operating earnings given the unusual nature of the storm on Power’s operations. PSEG expects to provide investors with estimates for the costs at Power prior to the release of the Company’s fourth-quarter earnings.

We intend to seek recovery for insured property damage at both PSE&G and at PSEG Power, however, no assurances can be given relative to the timing or amount of such recovery.

Forward-Looking Statement

Readers are cautioned that statements contained in this presentation about our future performance, including future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. When used herein, the words “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast”, “project”, variations of such words and similar expressions are intended to identify forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, they are subject to risks and uncertainties and we can give no assurance they will be achieved. The results or developments projected or predicted in these statements may differ materially from what may actually occur. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•	adverse changes in the demand for or price of the capacity and energy that we sell into wholesale electricity markets,

•

adverse changes in energy industry law, policies and regulation, including market structures and a potential shift away from competitive markets toward subsidized market mechanisms, transmission planning and cost allocation rules, including rules regarding how transmission is planned and who is permitted to build transmission in the future, and reliability standards,

•	any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators,

•	changes in federal and state environmental regulations that could increase our costs or limit our operations,

•

changes in nuclear regulation and/or general developments in the nuclear power industry, including various impacts from any accidents or incidents experienced at our facilities or by others in the industry, that could limit operations of our nuclear generating units,

•	actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site,

•	any inability to balance our energy obligations, available supply and trading risks,

•	any deterioration in our credit quality, or the credit quality of our counterparties, including in our leveraged leases,

•	availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs,

•	any inability to realize anticipated tax benefits or retain tax credits,

•	changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units,

•	delays in receipt of necessary permits and approvals for our construction and development activities,

•	delays or unforeseen cost escalations in our construction and development activities,

•	any inability to achieve or continue to sustain, our expected levels of operating performance,

•	increase in competition in energy supply markets as well as competition for certain rate-based transmission projects,

•	any inability to realize anticipated tax benefits or retain tax credits,

•	challenges associated with recruitment and/or retention of a qualified workforce,

•	adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in funding requirements, and

•	changes in technology and customer usage patterns.

For further information, please refer to our Annual Report on Form 10-K, including Item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this presentation. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.